Exhibit (a)(12)
CENTERPULSE
   IMPLANTING TRUST

                                                       Centerpulse Ltd
                                                       Andreasstrasse 15
                                                       CH-8050 Zurich
                                                       Tel +41 (0)1 306 96 96
                                                       Fax +41 (0)1 306 96 97
                                                       www.centerpulse.com
MEDIA INFORMATION
May 20, 2003
1/1


CENTERPULSE RECEIVES TAKEOVER OFFER FROM ZIMMER


ZURICH, MAY 20, 2003 - THE BOARD OF CENTERPULSE NOTES THE ANNOUNCEMENT MADE BY ZIMMER EARLIER TODAY REGARDING ITS INTENTION TO MAKE A PUBLIC OFFER FOR CENTERPULSE. THE BOARD NOTES THAT THE PROPOSAL FROM ZIMMER IS CURRENTLY CONDITIONAL, INTER ALIA, ON ZIMMER COMPLETING DUE DILIGENCE.

Centerpulse wishes to clarify that on a number of occasions it had sought to include Zimmer in the process to sell the company initiated by the Board at the end of last year. Centerpulse confirms that Zimmer was contacted but declined to participate in the process.

The Board of Centerpulse is mindful of its duty to act in the best interest of shareholders, customers and employees and intends to comply fully with its obligations under the Swiss Takeover Code with regards to the proposal received from Zimmer.

At this stage, the Board is evaluating the value, the conditions to and the certainty of execution of Zimmer's proposal and intends to make a further announcement in due course.

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.


MEDIA RELATIONS:

Centerpulse Corporate Communications
Beatrice Tschanz                               Erwin Schaerer
Mobile: +41 (0)79 407 08 78                    Mobile: +41 (0)79 407 12 25
Phone:  +41 (0)1 306 96 46                     Phone:  +41 (0)1 306 96 53
Fax:    +41 (0)1 306 96 51                     E-Mail: press-relations@centerpulse.com
E-Mail: press-relations@centerpulse.com


INVESTOR RELATIONS:

Suha Demokan                                   Marc Ostermann
Mobile: +41 (0)79 430 81 46                    Mobile: +41 (0)79 787 92 84
Phone:  +41 (0)1 306 98 25                     Phone:  +41 (0)1 306 98 24
Fax:    +41 (0)1 306 98 31                     E-Mail: investor-relations@centerpulse.com
E-Mail: investor-relations@centerpulse.com



(Swiss Stock Exchange: CEPN; New York Stock Exchange: CEP)
THIS MEDIA RELEASE CAN BE DOWNLOADED ON THE INTERNET: WWW.CENTERPULSE.COM.